FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares First Fiscal Quarter of 2012 Distribution of $0.32 Per Share and Announces Quarter and Fiscal Year Ended September 30, 2011 Financial Results

CHICAGO, IL, December 8, 2011 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2011.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company," refer to Golub Capital BDC, Inc. and its subsidiaries.  “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	September 30, 2011	June 30, 2011	September 30, 2010
Investment portfolio	$459,827	$438,593	$344,869
Total assets	$559,644	$547,259	$442,763
NAV per share	$14.56	$14.75	$14.71

	Quarter Ended		Year Ended
	September 30, 2011	June 30, 2011	September 30, 2011
Investment income	$10,831	$10,071	$39,150
Net investment income	$6,450	$5,952	$22,816
Net (loss) gain on investments and derivative instruments	$(3,469)	$568	$(1,477)
Net increase in net assets resulting from operations	$2,981	$6,520	$21,339

Net investment income per share	$0.30	$0.28	$1.16
Net (loss) gain on investments and derivative instruments per share	$(0.16)	$0.03	$(0.07)
Net earnings per share	$0.14	$0.31	$1.09

Fourth Fiscal Quarter 2011 Highlights

•	Net investment income for the quarter ended September 30, 2011 was $6.5 million, or $0.30 per share, as compared to $6.0 million, or $0.28 per share, for the quarter ended June 30, 2011; and
•
Net gains (losses) on investments and derivative instruments for the quarter ended September 30, 2011 was $(3.5) million, or $(0.16) per share, as compared to $0.6 million, or $0.03 per share, for the quarter ended June 30, 2011;

•
Net increase in net assets resulting from operations for the quarter ended September 30, 2011 was $3.0 million, or $0.14 per share, as compared to $6.5 million, or $0.31 per share, for the quarter ended June 30, 2011;

•	Our board of directors declared a quarterly distribution on December 7, 2011 of $0.32 per share, payable on December 29, 2011 to stockholders of record as of December 19, 2011.

Portfolio and Investment Activities

At September 30, 2011, the Company had investments in 103 portfolio companies with a total fair value of $459.8 million.  The investments in these portfolio companies consisted of $203.8 million of senior secured loans, $177.9 million of unitranche loans, $21.9 million of second lien loans, $46.8 million of subordinated debt and $9.4 million of equity investments.   The Company also had investments in derivative instruments with a total fair value of $(2.0) million.  This compares to our portfolio as of June 30, 2011, at which we had investments in 99 portfolio companies with a total fair value of $438.9 million that consisted of $207.9 million of senior secured loans, $152.7 million of unitranche loans, $23.8 million of second lien loans, $46.3 million of subordinated debt and $8.2 million of equity investments.   The Company also had an investments in derivative instruments with a total fair value of $(0.3) million.

For the quarter ended September 30, 2011, the Company originated $59.8 million in new investment commitments, of which 68% were unitranche loans, 30% were senior secured loans and 2% were equity securities.  Sales and repayments on investments for the same period totaled $28.9 million.

For the quarter ended September 30, 2011, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was 9.9% and 9.1%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended September 30, 2011 and June 30, 2011 was $10.8 million and $10.1 million, respectively.  This $0.7 million increase was primarily attributable to higher average invested assets and a higher yield during the three months ended September 30, 2011.

Total investment income for the years ended September 30, 2011 and 2010 was $39.2 million and $33.2 million, respectively.  This $6.0 million increase was primarily attributable to higher average invested assets and a higher yield during the year ended September 30, 2011.

Total expenses for the three months ended September 30, 2011 and June 30, 2011 were $4.4 million and $4.1 million, respectively.  This $0.3 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding, increased management fees due to higher average assets and higher professional fees.

Total expenses for the years ended September 30, 2011 and 2010 were $16.3 million and $9.8 million, respectively.  This $6.5 million increase was primarily due to an increase in interest expense as a result of higher average debt outstanding and higher interest rates on our debt outstanding, increased management fees due to higher average assets, and higher professional and other general and administrative fees as the fiscal year ending September 30, 2011 was our first full year as a public company.

During the three months ended September 30, 2011 and June 30, 2011, the Company had $40,000 and $71,000 of net realized gains on investments and derivative instruments, respectively.  During the three months ended September 30, 2011 and June 30, 2011, the Company recorded net unrealized depreciation on investments and derivative instruments of $(3.5) million and net unrealized appreciation on investments and derivative instruments of $0.5 million, respectively.

During the years ended September 30, 2011 and 2010, the Company had $2.0 million and $(40,000) of net realized gains (losses) on investments and derivative instruments, respectively.  During the years ended September 30, 2011 and 2010, the Company recorded net unrealized depreciation on investments and derivative instruments of $(3.5) million and net unrealized appreciation on investments and derivative instruments of $2.9 million, respectively.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, SBA debentures, revolving credit facility and cash flow from operations.  The Company’s primary use of funds from operations includes investment in portfolio companies and payments of fees and other expenses that the Company incurs.  The Company has used, and expects to continue to use our debt securitization, SBA debentures, revolving credit facility, proceeds from our investment portfolio and proceeds from public offerings of our securities to finance our investment objectives.

As of September 30, 2011, the Company had cash and cash equivalents of $46.4 million, restricted cash of $23.4 million and $237.7 million of total debt outstanding.   As of September 30, 2011, the Company had $38.7 million in available SBIC debenture commitments and approximately $72.6 million available for additional borrowings on our revolving credit facility, subject to leverage and borrowing base restrictions.

On December 7, 2011, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on December 29, 2011 to holders of record as of December 19, 2011.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of September 30, 2011 and June 30, 2011:

	September 30, 2011		June 30, 2011
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands) (1)	Investments	(In thousands) (1)	Investments
5	$49,691	10.8%	$55,367	12.6%
4	360,259	78.7%	336,490	76.8%
3	45,141	9.9%	42,607	9.7%
2	2,891	0.6%	4,129	0.9%
1	-	0.0%	-	0.0%
Total	$457,982	100.0%	$438,593	100.0%

(1)  The fair value of our investment in a total return swap ("TRS") at September 30, 2011 and June 30, 2011 was $(1.8) million and $(0.3) million, respectively.  The TRS is included in the above table with an investment performance rating of 4 as of September 30, 2011 and June 30, 2011.

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Friday, December 9, 2011.  All interested parties may participate in the conference call by dialing (888) 228-0609 approximately 10-15 minutes prior to the call.  International callers should dial (303) 223-2680.  Participants should reference Golub Capital BDC, Inc. when prompted.  For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the September 30, 2011 Investor Presentation.  An archived replay of the call will be available shortly after the call until 3:30 p.m. (Eastern Time) on January 6, 2012. To hear the replay, please dial (800) 633-8284. International callers, please dial (402) 977-9140.  For all replays, please reference program ID number 21542939.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	September 30,	June 30,	September 30,
	2011	2011	2010
Assets		(unaudited)
Investments, at fair value (cost of $462,961, 439,661 and $345,536 respectively)	$459,827	$438,593	$344,869
Cash and cash equivalents	46,350	44,117	61,219
Restricted cash and cash equivalents	23,416	29,279	31,771
Interest receivable	3,063	2,574	1,956
Receivable for investment sold	-	17,015	-
Cash collateral on deposit with custodian	21,162	11,460	-
Deferred financing costs	5,345	3,836	2,748
Other assets	481	385	200
Total Assets	$559,644	$547,259	$442,763

Liabilities
Debt	$237,683	$222,300	$174,000
Payable for investments purchased	-	-	5,328
Interest payable	1,066	1,194	1,167
Management and incentive fees payable	1,608	1,617	1,008
Unrealized depreciation on derivative instruments	1,986	-	-
Due to broker	-	860	-
Accounts payable and accrued expenses	752	765	719
Total Liabilities	243,095	226,736	182,222

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2011, June 30, 2011 and
September 30, 2010	-	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 21,733,903,
21,733,903 and 17,712,444 shares issued and outstanding as of September 30, 2011,
June 30, 2011 and September 30, 2010	22	22	18
Paid in capital in excess of par	318,302	318,302	258,568
Capital distributions in excess of net investment income	(398)	(1,749)	-
Net unrealized (depreciation) appreciation on investments and derivative instruments	(1,519)	1,991	1,995
Net realized gain (loss) on investments and derivative instruments	142	1,957	(40)
Total Net Assets	316,549	320,523	260,541
Total Liabilities and Total Net Assets	$559,644	$547,259	$442,763

Number of common shares outstanding	21,733,903	21,733,903	17,712,444
Net asset value per common share	$14.56	$14.75	$14.71

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended		Years ended September 30,
	September 30, 2011	June 30, 2011	2011	2010
	(unaudited)
Investment income
Interest	$10,831	$10,071	$39,150	$33,150

Total investment income	10,831	10,071	39,150	33,150

Expenses
Interest and other debt financing expenses	1,870	1,637	6,550	3,525
Base management fee	1,667	1,497	5,789	3,328
Incentive fee	(176)	113	348	55
Professional fees relating to registration statement	-	-	-	788
Professional fees	645	500	2,204	1,050
Administrative service fee	226	224	837	583
General and administrative expenses	149	148	606	454

Total expenses	4,381	4,119	16,334	9,783

Net investment income	6,450	5,952	22,816	23,367

Net gain (loss) on investments
Net realized gain (loss) on investments and derivative instruments	40	71	2,037	(40)
Net change in unrealized (depreciation) appreciation on investments
and derivative instruments	(3,509)	497	(3,514)	2,921

Net gain on investments and derivative instruments	(3,469)	568	(1,477)	2,881

Net increase in net assets resulting from operations	$2,981	$6,520	$21,339	$26,248

Per Common Share Data
Basic and diluted earnings per common share(1)	$0.14	$0.31	$1.09	N/A
Net investment income per common share(1)	$0.30	$0.28	$1.16	N/A
Dividends and distributions declared per common share(1)	$0.32	$0.32	$1.27	N/A
Basic and diluted weighted average common shares outstanding(1)	21,733,903	21,319,348	19,631,797	N/A

(1)
For historical periods that include financial results prior to April 1, 2010, the Company did not have common shares outstanding or an equivalent and therefore earnings per share and weighted average shares outstanding information for periods that include financial results prior to April 1, 2010 are not provided.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies.  In 2010, Golub Capital was named "Middle Market Lender of the Year" by Buyouts Magazine and "Debt Financing Agent of the Year" and "Mezzanine Financing Agent of the Year" by M&A Advisor. As of September 30, 2011, Golub Capital managed over $5.0 billion of capital, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com